Exhibit 4.18

CERTAIN IDENTIFIED INFORMATION MARKED ([* * *]) HAS BEEN OMITTED
FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (ii)
WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[Unofficial Translation from Hebrew Original]

Addendum 4 to the Lease Agreement of July 10, 2017

Prepared and signed in Tel Aviv on December 15, 2024

between	Minrav Group Ltd. 52-0034505

(Formerly Unihead Biopark Ltd.)

Raoul Wallenberg Street 24, Ziv Tower, Building D, Tel Aviv

(“the Company” or “the Lessor”)

On the one hand;

And	Scinai Immunotherapeutics Ltd. 51346105

(formerly BiondVax Pharmaceuticals Ltd.)

JBP Building Hadassah Ein Kerem, Jerusalem

(“the Tenant”)

On the other hand;

Whereas:	an unprotected lease agreement, with its extensions and additions (“the Lease Agreement”), was signed between the parties on July 10, 2017, by virtue of which the Tenant leases from the Company laboratories and offices in an area of approximately 1,845 square meters (gross) which constitutes the entire area of the second floor (“the Leased”), in a building in the compound of the medical campus of Hadassah and the Hebrew University of Ein Kerem in Jerusalem (“Structure”), as specified in the Lease Agreement;

Whereas:	and the Tenant applied to the Company with a request to [***];

Whereas:	and the Company acceded to the Tenant’s request, all subject to the provisions of the lease agreement and the terms of the Addendum detailed below.

Therefore, it was agreed, declared and stipulated between the parties as follows:

1.	Introduction and Interpretation

The preamble and appendices to this addendum are an integral part of it.

1.1.	The headings of the sections have been added for convenience purposes only and will not be used for the interpretation of this addition.

1.2.	The terms in this Addendum shall have the meaning set forth in the Lease Agreement, to the extent that they have not been expressly changed and with the necessary changes.

1.3.	Previous drafts of this Addendum shall have no weight in connection with the interpretation of the Lease Agreement and/or this Addendum and shall not be admissible in any judicial or quasi-judicial proceeding.

2.	[***]fees

2.1.	Notwithstanding what is stated in the Lease Agreement, [***].

To the extent that in practice the Company [***].

2.2.	The remainder of the [***].

2.3.	It is agreed that the rent and management fees paid by the tenant during the period of neglect will be paid to the company as an “ongoing” condition + 45.

2.4.	For the avoidance of doubt, it is clarified that the Tenant undertakes to continue to bear all [***] payments and debts during the [***] as well, on time and precisely, in accordance with the provisions of the Lease Agreement, including (but not limited to) municipal taxes, electricity consumption, taxes and any control over any third party in respect of the Leased Property, all in accordance with the provisions of the Lease Agreement.

2.5.	Without derogating from the aforesaid, it is agreed that at any time [***], in any case in which the Tenant violates any of the provisions of the Lease Agreement and/or the Addendum, and does not correct its breach within7days from the date of the Company’s notice thereof, the Tenant shall [***], immediately upon receipt of the first demand of the Lease.

3.	Secrecy

The Tenant undertakes to [***].

4.	General

4.1.	For the avoidance of doubt, it is clarified that in any case of a clear conflict between the provisions of the Lease Agreement and this Addendum, the provisions of this addendum will prevail.

4.2.	Any other or additional changes to the lease agreement or the addition of a hook shall be made in writing and signed by the parties, otherwise they shall be invalid.

4.3.	Any breach of the provisions of this Addendum will be considered a breach of the Lease Agreement, for all intents and purposes, and will provide the Company with all the remedies available to it under the Lease Agreement and/or by law, for such breach.

And as proof, we have come to the signatory

/s/	/s/ Amir Reichman
Minrav Group Ltd.	Scinai Immunotherapeutics Ltd.
Company	The Tenant